Exhibit 2

             DESIGNATION OF THE SERIES A NON-VOTING PREFERRED STOCK

     Series A Non-Voting Preferred Stock. (a) Designation. The series of non-voting preferred stock shall be designated and known as "Series A Non-Voting Preferred Stock."

     (b) Number of Shares. The Series A Non-Voting Preferred Stock shall consist of twenty thousand (20,000) shares of the authorized non-voting preferred stock, $1.00 par value, of the Company.

     (c) Rank. The Series A Non-Voting Preferred Stock shall rank prior to common stock of all classes (collectively, the "Common Stock") of the Company and, except as provided below, to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Company are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Company expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Non-Voting Preferred Stock as to dividend rights and rights and payment of assets upon liquidation, winding up or dissolution of the Company. The Series A NonVoting Preferred Stock shall be on a parity with all other series of non-voting preferred stock and voting preferred stock of the Company. The Series A Non-Voting Preferred Stock shall be junior to the creditors of the Company. The Series A Non-Voting Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited herein, by the Articles of Incorporation of the Company or by other agreements entered into by the Company.

     The number of shares of Series A Non-Voting Preferred Stock may not be increased or decreased without the prior written consent of the holders of the outstanding shares of Series A Non-Voting Preferred Stock. Notwithstanding the immediately preceding sentence, in no event shall any decrease of the number of shares of Series A Non-Voting Preferred Stock reduce the number of shares of Series A Non-Voting Preferred Stock to a number less than the number of shares of Series A Non-Voting Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, if any, to purchase shares of Series A Non-Voting Preferred Stock, or upon the conversion of any outstanding securities issued by the Company convertible into shares of Series A Non-Voting Preferred Stock.

     (d) Dividends and Distributions. Subject to the prior or superior rights of the holders of Senior Stock, whether now existing or hereafter created, the holders of shares of Series A Non-Voting Preferred Stock shall be entitled to receive prior to payment of any cash dividends on any class of Junior Stock during the quarter to which such dividend relates, out of funds legally available therefore, cumulative cash dividends per share at an annual rate of five percent (5%) of the Liquidation Amount of the Series A Non-Voting Preferred Stock (as hereinafter defined) payable in equal quarterly installments on the fifteenth day of January, April, July and October of each year (each a "Dividend Payment Date") to the record holder of the Series A Non-Voting Preferred Stock as of the last day of the month immediately preceding the Dividend Payment Date, commencing on the first Dividend Payment Date following the first issuance of any shares of Series A Non-Voting Preferred Stock. In the event that any share of Series A Non-Voting Preferred Stock is outstanding for only a part of the quarterly period preceding any Dividend Payment Date, then the dividend payable with respect to such share shall be prorated for the period such share was outstanding during such period. Dividends declared and paid in an amount less than the total amount payable on all shares of Series A Non-Voting Preferred Stock shall be allocated pro rata among the shares of Series A NonVoting Preferred Stock outstanding.

     No full dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any quarterly period unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Non-Voting Preferred Stock for such period.



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     In addition to the  foregoing  restriction,  the Company shall not declare, pay or set apart funds for any dividends of other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the Company, or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Company shall have paid full dividends on the Series A Non-Voting Preferred Stock for the most recent preceding quarterly period or funds have been paid over to the dividend disbursing agent of the Company for payment of such dividends, and (ii) the Company has declared a cash dividend on the Series A Non-Voting Preferred Stock for the current quarterly period, and sufficient funds have been paid over to the dividend disbursing agent for the Company for the payment of such cash dividend for such current quarterly period.

     (e) Voting Rights. Except as may be expressly required by the laws of the District of Columbia, the holders of the Series A Non-Voting Preferred Stock shall not be entitled to vote on any matter submitted for the vote of stockholders, including but not limited to the election of directors.

     (f) Redemption. (i) Shares of the Series A Non-Voting Preferred Stock may be redeemed, in whole or in part, at the option and in the sole discretion only of the Company, at any time or from time to time, at a redemption price (the "Redemption Price") equal to the Liquidation Amount of the Series A Non-Voting Preferred Stock, plus the amount of any dividends which are accrued but unpaid as of the date set for such redemption (including, if the date set for redemption is not a Dividend Payment Date, dividends at the rate of five percent (5%) per year from the most recent Dividend Payment Date to the date set for redemption). At the time of such redemption as specified in the resolution of the Board of Directors authorizing such redemption, all rights of the holders of the Series A NonVoting Preferred Stock redeemed shall terminate, except for the right to receive the Redemption Price. If less than all of the outstanding shares of Series A Non-Voting Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed pro rata.

     (ii) Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the shares of Series A Non-Voting Preferred Stock to be redeemed by the Company will cease to accrue on such redemption date, shall be mailed, postage prepaid, at least thirty (30) days, but not more than sixty (60) days, prior to said redemption date to each holder of record of Series A Non-Voting Preferred Stock to be redeemed at his or her address as the same shall appear on the stock transfer records of the Company. If less than all of the shares of Series A Non-Voting Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

     (g) Conversion. The Series A Non-Voting Preferred Stock shall not be convertible into or otherwise exchangeable for shares of any other class of stock or securities of the Company.

     (h) Liquidation, Dissolution or Winding Up. Subject to the prior or superior rights of the holders of any shares of Senior Stock, whether now existing or hereafter created, upon any liquidation, dissolution or winding up of the Company, the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive, prior to the payment of any amounts in liquidation, dissolution or winding up in respect of any Junior Stock, but after the payment or provision for all amounts due to creditors of the Company, an amount per share equal to the "Liquidation Amount of the Series A Non-Voting Preferred Stock", plus the amount of any dividends accrued but unpaid to the date set of distribution of such amounts in liquidation, dissolution or winding up of the Company. Following receipt of such amounts, the holders of the Series A Non-Voting Preferred Stock shall have no right to receive any other amounts in connection with the liquidation, dissolution or winding up of the Company. For purposes hereof, the Liquidation Amount of the Series A Non-Voting Preferred Stock shall mean $25.00 per share, the purchase price at which the Series A Non-Voting Preferred Stock was originally issued by the Company, as proportionally adjusted


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after the date of issuance of the Series A Non-Voting Preferred Stock to reflect any stock split or other subdivision of the Series A Non-Voting Preferred Stock, stock dividend on the Series A Non-Voting Preferred Stock payable in shares of Series A Non-Voting Preferred Stock or other subdivision, combination or reclassification of the shares of Series A Non-Voting Preferred Stock.

     If the amounts available for distribution in respect of shares of Series A Non-Voting Preferred Stock and any outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series A Non-Voting Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Series A Non-Voting Preferred Stock in connection with such liquidation, dissolution or winding up of the Company shall be made pro rata to the holders entitled thereto.

     (i) Preemptive Rights. The holders of the Series A Non-Voting Preferred Stock shall not have any preemptive or preferential right to acquire any shares of any class of capital stock of the Company, whether now or hereafter authorized, except as the Board of Directors may specifically provide."